EXHIBIT 99.2

TO BUSINESS EDITOR:

         Mercury Finance Releases 1996, 1995, 1994 Financial Statements
                     Creditors Extend Forbearance Agreement

     CHICAGO, Nov. 6 /PRNewsire/ -- Mercury Finance Company (NYSE: MFN) today released audited, consolidated financial statements for 1996, 1995 (restated) and 1994. The December 31, 1996 balance sheet remains unchanged from that disclosed on July 15, 1997. Arthur Andersen LLP issued the audit report on the 1996 statements and KPMG Peat Marwick issued the audit reports on the 1995 (restated) and 1994 statements. As disclosed earlier, the Arthur Andersen LLP report contains a going concern exception.

     "We have essentially fulfilled the promises we made earlier this year to put Mercury Finance's financial reporting in order. With this release of the financial statements for 1996-1994, we now have reliable financial information with which to go forward," said William A. Brandt, Jr., president and chief executive officer.

     The 1996 income statement shows a net loss of $28,968,000 or $0.17 per share. Net income for 1995, as restated, and 1994 were $74,129,000 ($0.43 per share) and $86,545,000 ($0.49 per share), respectively. The 1995 financial statements have been restated for the previously disclosed accounting irregularities lowering net income for 1995 by approximately $25 million or $.14 per share. The impact of the financial irregularities on previous periods was not material. The 1996 income statement includes the effect of adopting a new method of accounting for credit losses commonly referred to as "static pooling." The result of adopting this method was to increase the provision for credit losses in 1996 by approximately $89 million.

     Mercury also announced that it had reached an agreement with its creditors to extend, until March 2, 1998, the forbearance agreement that had been in effect since July and which had expired on October 1.

     The agreement provides that Mercury will continue to keep interest current on its funded debt and will make periodic payments to reduce principal as cash flow permits. Mercury anticipates making payments of approximately $35 million to reduce principal in early November. Mercury now has $904 million of institutional debt outstanding.

     In consideration of the payment of principal and interest, creditors have pledged not to take action against the company under their debt agreements prior to March 2, 1998, unless the forbearance agreement is breached or otherwise is terminated early. The agreement may be terminated after January 10, 1998, in the event Mercury does not have a proposal meeting certain criteria for the restructuring, refinancing or sale of its business.

     Mercury continues to work with the investment banking firm of Salomon Brothers to assist it in its ongoing exploration of strategic alternatives including development of a business and restructuring plan.

     Mercury also reported that the previously granted creditor waivers, which permit the company to continue to pledge its assets as collateral for its credit facility with Bank of America Business Credit (BABC) have been extended to January 6, 1998, the date the facility currently expires. No funds are outstanding to BABC under the facility and have not been since the line was repaid in May, 1997. Mercury currently has cash balances of approximately $70 million. Mercury's liquidity has resulted in part from receipts on collections of loans exceeding disbursements for new loans. Mercury does not foresee any need to draw on its credit facility and may permit it to expire by its own terms.


                                     MERCURY
                   Condensed Consolidated Statement of Income
                 (dollars in thousands except per share amounts)

                                                                        1996                 1995          1994
                                                                                     as restated

 Finance charges, fees and other interest                              271,889              255,066      211,565
 Interest expense                                                      (64,789)             (57,303)     (39,375)
 Net interest income                                                   207,100              197,763      172,190
 Provision for credit losses                                          (215,171)             (32,641)      (7,376)
 Net interest income after provision for finance credit
   losses                                                               (8,071)             165,122      164,814
 Other operating income                                                101,985               58,349       40,907
 Other operating expenses                                             (143,297)            (103,363)     (64,731)
 Income (loss) before income taxes                                     (49,383)             120,108      140,990
 Applicable income taxes (benefit)                                     (20,415)              45,979       54,445
 Net income (loss)                                                     (28,968)              74,129       86,545
 Net income (loss) per share                                            ($0.17)               $0.43        $0.49

                          Condensed Consolidated Balance Sheets
                       (dollars in thousands)

                                                                       12/31/96            12/31/95
 Assets
 Cash and investments                                                  233,914              265,010
 Finance receivables                                                 1,160,423            1,197,776
 Less:  allowance for credit losses                                    (97,762)             (46,366)
 Less:  nonrefundable dealer reserves                                  (89,378)             (61,961)
 Finance receivables, net                                              973,283            1,089,449
 Other assets                                                          336,163              243,639
 Total Assets                                                        1,543,360            1,598,098

 Liabilities and Shareholders' equity
 Senior debt, commercial paper and notes                               525,051              489,990
 Senior debt, term notes                                               488,625              438,750
 Subordinated debt                                                      22,500               29,500
 Accounts payable and other liabilities                                338,299              380,371
 Total Liabilities                                                   1,374,475            1,338,611
 Shareholders' Equity                                                  168,885              259,487
 Total Liabilities and Shareholders' Equity                          1,543,360            1,598,098



SOURCE Mercury Finance Company

Contact:  Joe Kopec or Jim Fitzpatrick, both of Dilenschneider Group,
312-553-0700